Exhibit 99.1

Contact:   Lara Mahoney
440-329-6393

INVACARE PURCHASES $142,945,000 OF ITS 9 3/4% SENIOR NOTES DUE 2015 ON EXPIRATION OF TENDER OFFER AND CONSENT SOLICITATION

Elyria, Ohio – (November 1, 2010) – Invacare Corporation (NYSE: IVC) announced today that its previously announced cash tender offer (the “Offer”) for any and all of its outstanding 9 3/4% senior notes due 2015 (CUSIP No. 461203AB7) (the “Notes”) and solicitation of consents to certain proposed amendments to the indenture governing the Notes (the “Indenture”) expired at 8:00 a.m., Eastern time, November 1, 2010 (the “Expiration Time”).  At the Expiration Time, an aggregate of $142,945,000 in principal amount of the Notes had been validly tendered and not validly withdrawn in the Offer.  On November 1, 2010, Invacare paid $1,075.00 (the “Total Consideration”) for each $1,000 principal amount of the Notes validly tendered on or prior to the Expiration Time, which included a consent payment of $30.00 per $1,000 principal amount of Notes.  Invacare also paid accrued and unpaid interest on the purchased Notes up to, but not including, November 1, 2010.  After giving effect to the Notes purchased in the Offer, an aggregate of approximately $3,055,000 principal amount of the Notes currently remain outstanding.

“We are pleased with the results of the tender offer, which will allow the Company to benefit from lower borrowing rates under its new revolving credit facility, currently at LIBOR + 2.5%.  At the latest, we plan on purchasing the remaining principal amounts of the Notes by the end of February 2011,” said Gerald B. Blouch, interim chief executive officer.

Since the amount of Notes purchased by Invacare in the Offer was within the range of amounts that Invacare expected to purchase, Invacare confirms that the guidance contained in its press release on October 28, 2010 announcing its financial results for the third quarter and the nine months ended September 30, 2010 remains unchanged.

Invacare received valid tenders and a sufficient number of consents to adopt the proposed amendments to the Indenture.  Such amendments were adopted on November 1, 2010 pursuant to a supplemental indenture entered into with the trustee for the Notes.  The amendments have eliminated substantially all of the restrictive covenants and reduced the list of potential events that would constitute an event of default in the Indenture.

BofA Merrill Lynch acted as the exclusive dealer manager and solicitation agent in connection with the Offer. Questions regarding the terms of the Offer may be directed to BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-4603 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer was made solely by the Offer to Purchase and Consent Solicitation Statement dated October 1, 2010.  The tender offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  This press release is not a notice of redemption under the Indenture.  Any such notice, if made, will only be made in accordance with the provisions of the Indenture.

ABOUT INVACARE

Invacare Corporation is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,300 associates and markets its products in approximately 80 countries around the world.  The Company was named to the 2010 Fortune 1000 list and to the 2010 IndustryWeek U.S. Manufacturing 500.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted, could have an adverse impact on Invacare); the uncertain impact on Invacare’s  providers, on Invacare’s suppliers and on the demand for Invacare’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and Invacare’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; legal actions or regulatory proceedings and governmental investigations; product liability claims; possible adverse effects of being leveraged, which could impact Invacare’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose Invacare to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; extensive government regulation of Invacare’s products; failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare’s products or operations in the United States or abroad; incorrect assumptions concerning demographic trends that impact the market for Invacare’s products; decreased availability or increased costs of materials which could increase Invacare’s costs of producing or acquiring Invacare’s products, including possible increases in commodity costs; the loss of the services of Invacare’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where Invacare’s facilities or assets are located; provisions of Ohio law or in Invacare’s debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

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